Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Landstar System, Inc., Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share, reserved for issuance pursuant to the 2022 Landstar System, Inc. 2022 Directors Stock Compensation Plan	Other(2)	200,000	$143.55(2)	$28,074,000(2)	0.0000927	$2,602.46

Total Offering Amounts					$28,878,000		$2,602.46

Total Fee Offsets(3)							–

Net Fee Due							$2,602.46

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Landstar System, Inc., 2022 Directors Stock Compensation Plan to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions involving the Registrant’s common stock, par value $0.01 per share (“Common Stock”). Pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of shares of the registrant’s Common Stock reported on the Nasdaq Global Select Market on September 19, 2022, which is within five business days of this filing.

(3)	No fee offsets applicable.